Exhibit 99.2

Nov. 7, 2017
Carvana Announces Third Quarter 2017 Financial Results

Reports Record Revenue of $225.4 Million, an Increase of 128% and Record Gross Profit per Unit of $1,742
Secures New $1.4 Billion Financing Commitment From Ally
PHOENIX--(BUSINESS WIRE)--Carvana Co. (NYSE:CVNA), a leading eCommerce platform for buying used cars, today announced financial results for its third quarter ended Sept. 30, 2017. Carvana’s complete third quarter 2017 financial results and management commentary can be found by accessing the Company’s shareholder letter at: https://investors.carvana.com/financial-reports/quarterly-results.

“Carvana continued its rapid growth in Q3, and we expect to end 2017 with triple-digit growth in unit sales and revenue, progress toward our mid-term GPU target of $3,000, and a truly national footprint. We achieved several significant company milestones during Q3, as we launched a record nine markets and opened our first West Coast inspection and reconditioning center in Phoenix, bringing the Carvana experience coast to coast,” said Ernie Garcia, Carvana co-founder and CEO. “Looking forward, we expect to see accelerated growth in Q4, putting us in a strong position as we enter 2018.”

Third Quarter 2017 Financial Summary

Carvana achieved significant unit and revenue growth in Q3 2017, coupled with increased total gross profit per unit. All financial comparisons are versus Q3 2016, unless otherwise noted.

•	Retail units sold totaled 11,719, an increase of 133%

•	Revenue totaled $225.4 million, an increase of 128%

•	Total gross profit was $20.4 million, an increase of 202%

•	Total gross profit per unit was $1,742, an increase of $395

•	Net loss was $39.8 million, an increase of 81%

•	EBITDA margin was (15.9%), an improvement from (20.3%)

•	GAAP basic and diluted net loss per Class A share was $0.29 based on 15 million shares of Class A common stock outstanding

•
Adjusted net loss per Class A share, a non-GAAP measure, was $0.29, based on 137 million adjusted shares of Class A common stock outstanding assuming the exchange of all outstanding LLC Units for shares of Class A common stock

•	We opened our West Coast inspection and reconditioning center in Phoenix

•	We opened nine new markets, bringing our end-of-quarter total to 39

Recent Events

We’ve already completed a few notable accomplishments in Q4, including:

•	We entered into agreements with Ally to fund $1.4 billion in future Carvana retail contracts, increasing their total funding commitment for our financing platform to approximately $2 billion.

•
We entered into a master sale-leaseback agreement providing for up to $75 million for our real estate construction projects, which can support our investments in existing vending machines and other present and future projects on our balance sheet.

Q4 and 2017 Outlook

We anticipate strong unit and revenue growth to close out the year, as well as continued EBITDA margin improvement. We expect total GPU to decline sequentially in Q4 due to normal seasonal factors, including our annual Cyber Monday promotion, but to increase significantly year-over-year and resume growing in Q1 2018.

Our Q4 guidance is as follows:

•	Retail unit sales of 13,600 - 15,000, an increase of 143% - 168% year-over-year

•	Total revenue of $257 million - $287 million, an increase of 140% - 168% year-over-year

•	Total gross profit per unit of $1,500 - $1,650

•	EBITDA margin of (16.0%) - (14.0%)

We are updating our FY 2017 guidance as follows:

•	Retail unit sales of 44,300 - 45,700, an increase of 136% - 144% year-over-year

•	Revenue of $850 million - $880 million, an increase of 133% - 141% year-over-year, reflecting a forecasted slight decrease in retail average selling price

•	Total gross profit per unit of $1,500 - $1,550, as compared to $1,023 in FY 2016

•	EBITDA margin of (17.0%) - (16.4%), reflecting our decision to more quickly open new markets during the year than our previous plan

•	Raising our market opening guidance to 21 - 23, bringing our end-of-year total to 42 - 44, an increase over our prior guidance of 37 - 39

For more information regarding the non-GAAP financial measures, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this press release. Guidance for EBITDA margin excludes depreciation and amortization expense and interest expense. We have not reconciled EBITDA guidance to GAAP net loss as a result of the uncertainty regarding, and the potential variability of, interest expense. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. Depreciation and amortization expense, which is a component of the reconciliation between EBITDA and GAAP net loss, is expected to be between 1.0% and 1.5% of total revenues for both Q4 2017 and FY 2017.

Conference Call Details

Carvana will host a conference call today, Nov. 7, 2017, at 3 p.m. MST (2 p.m. PST, 5 p.m. EST) to discuss financial results. To participate in the live call, analysts and investors should dial (877) 270-2148 or (412) 902-6510. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will be available on the website for one year. A telephonic replay of the conference call will be available until Tuesday, Nov. 14, 2017, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10112347#.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: (1) our history of losses and ability to maintain profitability in the future, (2) our ability to effectively manage our rapid growth, (3) our limited operating history, (4) the seasonal and other fluctuations in our quarterly operating results, (5) our relationship with DriveTime Automotive Group, Inc.,(6) our management’s accounting judgments and estimates, as well as changes to accounting policies, (7) our ability to compete in the highly competitive industry in which we participate, (8) the changes in prices of new and used vehicles, (9) our ability to acquire desirable inventory, (10) our ability to sell our inventory expeditiously, (11) our ability to sell and generate gains on the sale of automotive finance receivables, (12) our dependence on the sale of automotive finance receivables for a substantial portion of our gross profits, (13) our reliance on potentially fraudulent credit data for the automotive finance receivables we sell, (14) our ability to successfully market and brand our business; (15) our reliance on Internet searches to drive traffic to our website, (16) our ability to comply with the laws and regulations to which we are subject, (17) the changes in the laws and regulations to which we are subject, (18) our ability to comply with the Telephone Consumer Protection Act of 1991;(19) the evolution of regulation of the Internet and eCommerce, (20) our ability to maintain reputational integrity and enhance our brand, (21) our ability to grow complementary product and service offerings, (22) our ability to address the shift to mobile device technology by our customers, (23) risks related to the larger automotive ecosystem, (24) the geographic concentration where we provide services, (25) our ability to raise additional capital, (26) our ability to maintain adequate relationships with the third parties that finance our vehicle inventory purchases, (27) the representations we make in our finance receivables we sell, (28) our reliance on our proprietary credit scoring model in the forecasting of loss rates, (29) our reliance on internal and external logistics to transport our vehicle inventory, (30) the risks associated with the construction and operation of our inspection and reconditioning centers, fulfillment centers and vending machines, including our dependence on one supplier for construction and maintenance for our vending machines, (31) our ability to protect the personal information and other data that we collect, process and store, (32) disruptions in availability and functionality of our website, (33) our ability to protect our intellectual property, technology and confidential information, (34) our ability to defend against claims that our employees, consultants or advisors have wrongfully used or disclosed trade secrets or intellectual property, (35) our ability to defend against intellectual property disputes, (36) our ability to comply with the terms of open source licenses, (37) conditions affecting automotive manufacturers, including manufacturer recalls, (38) our reliance on third party technology to complete critical business functions, (39) our dependence on key personnel to operate our business, (40) the costs associated with becoming a public company, (41) the diversion of management’s attention and other disruptions associated with potential future acquisitions, (42) the legal proceedings to which we may be subject in the ordinary course of business, (43) potential errors in our retail installment contracts with our customers that could render them unenforceable and (44) risks relating to our corporate structure and tax receivable agreements.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this press release.

About Carvana Co.

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online automotive retail platform, with a fully transactional website that enables consumers to quickly and easily buy a car online, including finding their preferred vehicle, qualifying for financing, completing the purchase and loan with signed contracts, and receiving delivery or pickup of the vehicle from one of Carvana’s proprietary automated Car Vending Machines.

For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram or Twitter.

Contacts
Investor Relations:
The Blueshirt Group
investors@carvana.com

or

Media Contact:
Olson Engage

Kate Carver
carvana@olson.com

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

Adjusted Net Loss and Adjusted Net Loss per Share

Adjusted net loss and adjusted net loss per share are supplemental measures of operating performance that do not represent and should not be considered alternatives to net loss and net loss per share, as determined under GAAP. We believe that adjusted net loss and adjusted net loss per share supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period and relative to our competitors. A reconciliation of adjusted net loss to net loss attributable to Carvana Co., the most directly comparable GAAP measure, and the computation of adjusted net loss per share are as follows:

Three Months Ended September 30, 2017
Numerator:
Net loss attributable to Carvana Co.	$(4,380)
Add: Net loss attributable to non-controlling interests	(35,389)
Adjusted net loss attributable to Carvana Co.	$(39,769)

Denominator:
Weighted-average shares of Class A common stock outstanding(1)(3)	15,045
Adjustments:
Assumed exchange of LLC Units for shares of Class A common stock (2)	121,989
Adjusted shares of Class A common stock outstanding	137,034
Adjusted net loss per share	$(0.29)
(1) Amounts for periods prior to the initial public offering have been retrospectively adjusted to give effect to 15.0 million shares of Class A common stock issued in the initial public offering.
(2) Assumes exchange of all outstanding LLC Units for shares of Class A common stock during each period presented, including retrospectively applying exchanges of LLC units outstanding at the initial public offering to all periods prior to the initial public offering.
(3) Excludes approximately 0.5 million unvested restricted stock awards and 0.6 million vested and unvested stock options outstanding at September 30, 2017, because they were determined to be anti-dilutive.

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA is defined as net loss before interest expense, income tax expense and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues. We use EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. We use EBITDA Margin to measure our operating performance relative to our total revenues. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net loss, the most directly comparable GAAP measure, and calculation of EBITDA Margin is as follows:

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Net loss	$(39,769)	$(38,870)	$(21,985)
Depreciation and amortization expense	3,101	2,584	1,196
Interest expense	838	2,507	725
EBITDA	$(35,830)	$(33,779)	$(20,064)

Total revenues	$225,379	$209,365	$98,844
EBITDA Margin	(15.9)%	(16.1)%	(20.3)%